EXHIBIT 99.1

Release:          December 17, 2018

CP Board Chair Andrew F. Reardon to retire from Board of Directors; Isabelle Courville designated as the next Chair

Calgary, AB – Andrew F. Reardon has notified Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) that he will be retiring from CP’s Board of Directors as of CP’s 2019 Annual General Meeting on May 7, 2019. Isabelle Courville, a current member of the Board, has been designated by the Board as its next Chair.

Mr. Reardon has been a director of CP since May 1, 2013 and Chairman of the Board since July 20, 2015. During his time on the CP Board, Mr. Reardon has served on all of the committees of the Board including Audit, Finance, Corporate Governance and Nominating and Management, Resources and Compensation. He was also chair of the Finance Committee in 2015 prior to assuming the Chair role. Mr. Reardon has brought extensive experience to CP and the Board in executive management, law, corporate governance and the rail industry. A veteran of the railroad industry for over 40 years, Mr. Reardon served as President, CEO and Chairman of TTX Company from 2001 to 2008. TTX is a leading railcar leasing company in North America. From 1992 to 2000, he served as the Vice President Law and Human Resources for TTX.

Ms. Courville has been a member of the CP Board of Directors since May 1, 2013. She chaired the Audit Committee from 2014 to 2016 and since 2016 is Chair of the Management, Resources and Compensation Committee. In April 2019, Ms. Courville will conclude her tenure as Chair of the Board of Directors of the Laurentian Bank of Canada. Ms. Courville, an engineer and a lawyer by training, was active for over 25 years in the energy and telecommunications sectors. She served as President of Hydro‐Québec Distribution, President of Hydro‑Québec TransÉnergie, President of Bell Canada’s Enterprise Group and as President and Chief Executive Officer of Bell Nordiq Group.

“I am proud to have been associated with CP, its management and Board of Directors during a period of great growth and positive change,” Reardon said. “I wish CP continued success going forward and have no doubt this group of world-class railroaders will continue to deliver.”

“We will miss Andy after he steps down in May of 2019, and on behalf of the 13,000-strong CP family, we thank him for his service and dedication,” said CP President and CEO, Keith Creel. “Under Isabelle’s direction, the Board remains in good hands and we look forward to writing the next chapter of the CP story.”

“The Board’s governance committee has been working closely with both Andy and Isabelle on a smooth transition. We are very proud to have our first woman as Chair of the railroad,” said Rebecca MacDonald, Chair of CP’s Corporate Governance and Nominating Committee. “We look forward to finalizing this change at our AGM and to the continued success of CP.”

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR
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